Exhibit 99.(c)(7)

Confidential

Alcon

Presentation to Goldman Sachs

# Preliminary Discussion Materials

February 16, 2010

Greenhill

Alcon

# Table of Contents

Alcon®

# Situation Overview

## Shareholders Rightly Outraged

**Numerous conversations with outraged shareholders reinforce our views that the proposal is grossly inadequate and the process is objectionable**

- Conducted conversations with numerous shareholders since announcement
  - Mostly traditional investors
  - Many have held Alcon stock since the IPO
- General observations:
  - Alcon stock has a dedicated, long-term shareholder base
  - Generally perceived to be a "one-of-a-kind" investment
  - Traditional investors committed to hold until the end
- Shareholders outraged at Novartis approach
  - Trampled on minority shareholder protections upon which shareholders relied when they invested
  - Inequitable treatment relative to intrinsic value and value paid to majority shareholder
  - Selected representative shareholder comments:
    - Current terms nowhere near acceptable
    - Expect a premium to what Nestle is getting
    - Novartis "low-balled" synergy estimates
    - Objectionable approach
    - Cost basis of Novartis is not relevant
- Very disruptive to employees who are shareholders as well
- Recent results continue to assert strong standalone growth
  - Q4 2009 reported EPS of $1.61 was $0.10 above consensus, with annual adjusted diluted EPS of $6.81
  - Management provided guidance for 2010 sales growth in the mid-to-high single digits and diluted EPS of $7.30 to $7.55

Alcon

# Novartis Acquisition of Alcon

**Novartis entered into a deal with Nestle in 2008 to which the minority shareholders of Alcon were not a part**

**Novartis' 2008 purchase of a minority stake at market was a separate transaction and has no bearing on the current discussion with the minority shareholders as they were not party to that deal, and it did not transfer ownership control**

- On April 7, 2008, Novartis announced it agreed to acquire 24.5% of Alcon's stock from Nestle and entered into an option agreement, which, if exercised, would give them control
  - Step 1: Novartis acquired 24.5%[1] minority stake of Alcon for market price of $143.18 per share on 7/8/08
  - Step 2: Novartis and Nestle structured a separate option purchase agreement for Nestle's remaining 51%[1] Alcon stake. There were three possible outcomes between Jan 2010 and June 2011:
    - Nestle could put its remaining stake to Novartis at the lower of a 20.5% premium to Alcon's then market price (the average share price for the trading week prior to exercise) or $181 a share
    - Novartis could call Nestle's remaining stake at a price of $181 a share
    - Both options could have expired
    - There was no obligation by either party to exercise their option and enter into the 2nd step transaction
  - Separately, Novartis had several options with regard to the Alcon public float
    - Fully integrate Alcon as a subsidiary through a squeeze-out of the remaining 24% Alcon minority public shareholders
    - Sell CIBA Vision business and other ophthalmic assets to Alcon
    - Leave public shares outstanding and allow Alcon to operate autonomously
- On January 4, 2010, Novartis announced it exercised its call option to acquire Nestle's remaining 51%[1] stake for an average price of approximately $181.31 per share
  - Novartis exercised its call option to acquire Nestle's remaining 51%[1] for (i) $181.00 per share on 152.0mm shares, (ii) $143.18 per share on 4.1mm shares and (iii) interest accruing at 1.45% per annum through closing which would be $204 mm or $1.31 per share assuming a 6/30/10 close

Source: IBES estimates and Capital IQ
Note: Capitalized terms assumed to have same definition as in the Purchase Agreement
(1) Assumes fully diluted Alcon share count as of 1/7/10
(2) Assumes six months of interest at 1.45% per the Nestle / Novartis purchase agreement

Confidential

Alcon

Alcon's Standalone Value

# $181 Represents Price Paid for Control

## Step 2 Only Relevant Step to Minority Shareholders

**Novartis asserts that it paid Nestle a 17% control premium, comparing the $168 average price of the first two steps to Alcon's 3-month VWAP of $143 at the time of announcement in April 2008**

**In fact, Novartis will pay ~$181.31(1) to attain 51% of the shares of Alcon, giving them control**

**Control only changes hands once**

**Step 1 Premium**

| Price | Premium Paid |
|---|---|
| 1-Day Prior | (3.5%) |
| 1-Week Prior | 0.7% |
| 1-Month Prior | 6.1% |

- The Novartis / Nestle transaction involved two distinct, independent steps
  - Step 2 was an option not an obligation - ***an option which Novartis chose to exercise***
  - Step 2 may not have happened, or may have happened at a different value
  - Step 1 was an independent transaction, irrespective of how Novartis viewed it
- Therefore, the $168 blended cost basis for Novartis is an irrelevant number
  - It averages the $181 control price with the $143 market price it paid ***2 years ago***
    - Minority shareholders were not a party to the initial deal, did not receive any proceeds in 2008, or an option on their remaining shares, and the rationale for WHY the deal was structured the way it was is similarly not relevant to today's minority
    - Step 2 Put option implies that Nestle was to get at least a 20.5% premium to market
    - From the IPO until 4/4/08, Alcon's share price realized a CAGR of 27.6%, excluding dividends
  - Furthermore, $143.18 was unequivocally a market price for a minority stake
    - The price paid for Step 1 was equal to the 3-month VWAP of Alcon's shares(2) and actually represented a discount to the prior day's closing price
- $181.31(1) is the price that will be paid for control, and is independent from Step 1
- Further, $181.31(1) actually understates Alcon's value as it does not fully reflect a typical change of control premium
  - Control premium for healthcare deals average ~41%
  - In fact, the P/E multiple paid for the Step 2 Transaction was comparable to the multiple paid for Step 1, reflecting growth in earnings and time value of money, rather than a full control premium (i.e. $181 is a proxy for today's market price)
  - The option agreement effectively set a ceiling of $181 on the price that Novartis would pay to Nestle

Source: FactSet

(1) Assumes six months of interest at 1.45% per the Nestle / Novartis purchase agreement

(2) Per Novartis' "Summary Assessment of Alcon's Unaffected Share Price" released on January 4, 2010.

Alcon

# Alcon Minority Shareholders Deserve a Premium to $181.35

**Alcon's minority shareholders deserve a premium valuation in exchange for unlocking significant synergy value, and in recognition of the uniqueness of the business**

- Needs to be a "fair" price in light of DCF
- Needs to reflect synergy value on top of DCF value
  - Novartis did not acquire full access to synergies when it acquired Nestle's position
  - This is even reflected in the below-market (no-market) premium Nestle received in both steps
  - Synergies are very significant and not attainable without the minority stake
- Value is supported by other metrics
  - Appropriate squeeze-out premium applied to appropriate pre-announcement price
  - Novartis' own precedent squeeze-out of Eon Labs
- Alcon is a superior, strategic asset
  - Should be awarded premium valuation, consistent with their historic market premium
  - Deserves above-average squeeze-out premium, rather than setting a new low
  - Not asking for new all-time high, although could argue it would be more warranted than the opposite

Alcon

# Valuation Overview

**Alcon's fundamental value on a standalone basis significantly exceeds the price that Novartis has offered**

- Novartis' bid for Alcon's publicly traded shares (the "Public Float" or the "Minority") is grossly inadequate
  - DCF of management's strategic plan supports a meaningfully higher standalone value
  - Novartis has access to this plan
  - Pre-announcement trading dynamics of Alcon do not support Novartis' contention of material speculative impact on share price
  - Precedent squeeze-out premia are much higher than what Novartis claims to be offering
- Substantial revenue and cost synergy opportunities justify a premium to Alcon's standalone valuation
- Novartis' squeeze-out analysis is flawed in multiple respects
  - Novartis' calculation of Alcon's unaffected share price of $137 is fundamentally flawed
  - Novartis' claimed squeeze-out premium of 12% is substantially below the average premium received in precedent transactions
  - Novartis paid Nestle $181.31 per share to acquire its 51% interest and control
- The structure of Novartis' proposal is inferior to the cash payment made to Nestle
  - Stock consideration at a fixed exchange ratio creates uncertainty as to the ultimate value of the bid
  - Unlike most stock-based bids, the Novartis proposal is likely to be taxable for US income tax purposes

# DCF Supports Significantly Higher Value than Novartis Offer

**A discounted cash flow analysis of management's plan supports a meaningfully higher per share valuation than the implied value of the Novartis merger proposal**

- DCF valuation supports a significantly higher value than Novartis has offered
  - Based on management's 2010 strategic plan, which Novartis has
  - Ignores synergy value or resulting squeeze-out premium

## Value Per Share Sensitivity

*($ per share)*

| WACC | Terminal Growth Rate: 1.50% | 2.00% | 2.50% | 3.00% | 3.50% |
|---|---|---|---|---|---|
| 8.00% | $186.48 | $194.47 | $203.91 | $215.23 | $229.07 |
| 8.25% | $179.35 | $186.53 | $194.96 | $204.99 | $217.14 |
| 8.50% | $172.74 | $179.22 | $186.77 | $195.70 | $206.41 |
| 8.75% | $166.60 | $172.46 | $179.25 | $187.23 | $196.73 |
| 9.00% | $160.89 | $166.20 | $172.33 | $179.48 | $187.93 |

Note: Assumes 7% cash flow growth for 2013 – 2022 and then perpetuity growth rates per table thereafter. Assumes mid-year discounting; tax rate assumed to be 12% through 2012, 13% in 2013, 14% in 2014, 15% in 2015, 16% in 2016, 17% in 2017 and then assumed to increase to 20% into perpetuity per management guidance
Source: Management Strategic Plan

Confidential

Alcon

Alcon's Standalone Value

# IDC Focused on DCF Value as Most Relevant

- Comparable company analysis less relevant in this situation
  - No true comparable to Alcon, either among medical device or pharmaceutical companies
  - Alcon has outperformed the healthcare indices noted in the Novartis analysis by 20% annually since Alcon's IPO(1)
  - Alcon traded at a 46% premium P/E multiple compared to an index of medical companies for the 3 years prior to the Step 1 transaction
  - Cardiology and orthopedic companies hampered by low secular growth rates
    - Stent market expected to decrease by 2% in 2010 following an estimated 1% decline in 2009(2)
    - CRM sales expected to grow at 4-5% in 2010 and 2011(3)
    - Global reconstructive (hip and knee) market estimated to be flat in 2009 and return to 6-7% growth in 2010 and 2011, affected by pricing pressure and elective surgery delays(3)
  - Unlike many large pharmaceutical companies, Alcon does not face a near-term patent cliff
- Alcon is viewed as a unique investment opportunity by the market and has consistently been rewarded with a premium valuation to its peers since its 2002 IPO
  - Alcon has exceeded analyst estimates 27 of 30 quarters since its IPO
  - Clear market leader in nearly all of its businesses (surgical, pharmaceutical, and consumer)
  - The largest global sales and marketing infrastructure in ophthalmology
  - Only public company of scale that focuses almost exclusively on ophthalmology
  - Strong growth in emerging markets due to rising incomes and attractive cost/benefit proposition of eye care sector
  - Less susceptible to reimbursement pressure in the US due to geographic and channel diversity, and cost per procedure

(1) Includes indices used in Novartis' Unaffected Share Price Analysis. For indices created after IPO date, index CAGR calculated from start of trading
(2) According to JPMorgan Research (1/4/10)
(3) According to Barclays Research (1/12/10)

Confidential

Alcon

## Alcon's Standalone Value

# Relative Valuation Metrics Over Time

**Through 12/31/2009 (Pre-offer)**

**As a result of its unique characteristics, Alcon has historically traded at a large premium to other drug and medical device companies**

**Average FY1 EV / EBITDA Multiple by Period**

| Period | Alcon | Medical Index | Premium [1] |
|---|---|---|---|
| 4/4/05 to 4/4/08 | 19.5x | 12.2x | 59.9% |
| 3-Month | 18.2x | 9.0x | 101.0% |
| 2009 | 14.1x | 8.5x | 66.0% |
| 2008 | 16.8x | 10.5x | 58.0% |
| 2007 | 19.1x | 12.3x | 54.6% |
| Since 2003 | 17.5x | 11.9x | 48.7% |

### Alcon FY1 EV/EBITDA Valuation vs. Medical Index



30x
25x
20x
15x
10x
5x
Dec-02
Feb-04
Apr-05
Jun-06
Aug-07
Oct-08
Dec-09
ACL 19.7x
Medical Index 9.4x
Alcon
Medical Index

**Average FY1 P/E Multiple by Period**

| Period | Alcon | Medical Index | Premium [1] |
|---|---|---|---|
| 4/4/05 to 4/4/08 | 28.6x | 19.6x | 45.6% |
| 3-Month | 22.8x | 14.2x | 60.7% |
| 2009 | 18.5x | 13.2x | 39.1% |
| 2008 | 22.7x | 16.6x | 35.0% |
| 2007 | 26.6x | 19.4x | 37.6% |
| Since 2003 | 26.6x | 19.2x | 38.1% |

### Alcon FY1 P/E Valuation vs. Medical Index



45x
40x
35x
30x
25x
20x
15x
10x
Dec-02
Mar-04
Apr-05
Jun-06
Aug-07
Oct-08
Dec-09
ACL 23.9x
Medical Index 14.9x
Alcon
Medical Index

Source: FactSet
Note: Alcon went public in March of 2002 but sufficient analyst data is not available until the beginning of 2003; Medical Index includes Abbott Laboratories, Allergan Inc., Baxter International, Johnson & Johnson, Medtronic Inc., St. Jude Medical, Stryker Corporation and Zimmer Holdings
(1) Multiple premium to medical index calculated as daily average premium for selected time period rather than premia of average multiples for specified period

Greenhill

Alcon

## Alcon's Standalone Value

# Alcon's Unaffected Price Exceeds $137

### Fundamental Drivers of Alcon's Share Price Performance

**A high correlation between Alcon's share price change and changes in street earnings would imply that research analyst earnings revisions (along with Alcon's results) appear to have driven the share price performance, in both directions**

**There is no evidence to support Novartis' contention that Alcon's price contained a material speculative premium**

**During the timeframe when Alcon was being affected by the global economic recession, in late 2008 and early 2009, it doesn't appear as though takeover speculation provided any share price support other than on a single date in December when an equity analyst wrote a report about a potential squeeze-out**

**Alcon Share Performance vs. Consensus Earnings Estimates**


Global Economic Recession
10/22/09: Raymund Breu (NVS CFO) on Q309 Earnings Call – "…we currently have no intention of purchasing or buying out the third-party minority."
4/7/08: Novartis / Nestle agreement announcement
12/2/09: Release of UBS report
$164.35
Indexed Share Price
Indexed IBES 2010E EPS
150
140
130
120
110
100
90
80
70
60
50
40
110
105
100
95
90
85
80
Jan-08
Mar-08
Apr-08
Jun-08
Aug-08
Oct-08
Dec-08
Feb-09
Apr-09
Jun-09
Aug-09
Oct-09
Dec-09
ACL Indexed Share Price
ACL Indexed IBES 2010E EPS(1)
EPS exceeded IBES consensus
EPS met IBES consensus
EPS below IBES consensus
Volume (mm)
5
4
3
2
1
0
Jan-08
May-08
Aug-08
Dec-08
May-09
Aug-09
Dec-09
Earnings Announcement

Note: Last day of data as of 12/31/2009. Uses IBES mean estimates
(1) 2010E EPS estimates are per FactSet and indexed as of 1/1/08
Source: FactSet

# Table of Contents

Alcon

In addition to understating Alcon's unaffected share price, Novartis understated the appropriate squeeze-out premium

The data suggests that a squeeze-out premium of 20% – 30% (1 month median – mean) better reflects the precedents than the 12% premium Novartis claims to have offered

Indeed, Novartis itself set a precedent in 2005 when it paid a premium of approximately 25% to the unaffected price to squeeze-out the minority shareholders of Eon Labs, which also represented a premium of 9% to the price it paid for their majority stake

Precedent Squeeze-Outs Suggest a Greater Premium is Warranted

# Squeeze-Out Transactions

## Implications of Precedent Data

- Novartis asserts that its purported 12% premium to Alcon's "unaffected share price" is "very much in line with what minority shareholders in similar transactions have received"
- An exhaustive review of nearly 250 precedent squeeze-outs was conducted to develop a view on an appropriate squeeze-out premium
  - Reviewed all squeeze-outs greater than $100 million since 2000
  - Median and mean one-month premium are 20.6% and 30.0%, respectively
- Final premia tend to exceed initial premia, reflecting the fact that most squeeze-outs see one or more increases in the offer price prior to consummation

**Squeeze-Outs Greater than $100m since 2000(1)**

*Number of Deals = 248*

| | Initial Premium | | | Final Premium | | |
|---|---|---|---|---|---|---|
| | 1 Day | 1 Week | 1 Month | 1 Day | 1 Week | 1 Month |
| Mean | 21.2% | 23.6% | 26.6% | 24.5% | 27.0% | **30.0%** |
| Median | 15.0% | 16.7% | 19.2% | 16.3% | 17.9% | **20.6%** |

(1) Data from public filings, Bloomberg, FactSet, ThomsonOne and Capital IQ

Confidential

## Precedent Squeeze-Outs Suggest a Greater Premium is Warranted

Alcon

# Case Study

**Novartis / Eon Labs**

Eon Labs.

**In 2005, Novartis acquired the generics company Eon Labs through a privately negotiated transaction with the majority holder, concurrent with a tender offer for the minority public shares**

**Novartis offered the minority public holders a 9% premium to the price paid to the majority holder, and represented a 25.3% premium to the unaffected share price**

**The acquisition was in conjunction with the purchase of Eon's strategic partner, Hexal AG, as part of Novartis' strategy to further develop its global generic presence**

### Transaction Description

- In February 2005, Novartis acquired Eon Labs through two separate, but simultaneously announced transactions
  - Acquired a 67.7% stake (65.4% fully diluted) from Santo Holding (owned by Stungmann family) for cash consideration of $1.71 billion
    - Implies a price of $28.44 per share (14.9% premium to the 1-day unaffected price)
  - Separately, Novartis commenced a tender offer to acquire the remaining 34.6% held by the public for $31.00 cash per share (25.3% premium to the 1-day unaffected price)
- The deal was approved by Eon's board of directors and the special committee of independent directors
- The transaction was in conjunction the acquisition of Hexal AG, a German generics company with which Eon had a strategic partnership (also owned by Stungmann family)

### Target Description

- Eon Labs is a generic pharmaceutical company that engages in the development, licensing, manufacture, sale, and distribution of a range of prescription pharmaceutical products primarily in the U.S.
- It focuses on drugs in various solid oral dosage forms, utilizing both immediate and sustained release delivery, in tablet, multiple layer tablet, film-coated tablet, and capsule forms
- The product line consists of approximately 200 products representing various dosage strengths for 60 drugs

### Eon Labs Stock Price Performance (September 2004 – February 2005)



Price ($)
Volume (mm)
$34
$32
$30
$28
$26
$24
$22
$20
30
20
10
0
$31.00 Offer
Unaffected Price
9/23/04: Eon's CEO acknowledges vulnerable to takeover situation
12/27/07: Novartis signals interest in German generics acquisitions
2/7/05: Novartis rumored to bid for Hexal, Eon's strategic partner
2/21/08: Novartis announces acquisitions of Eon and Hexal
Sep-04
Oct-04
Nov-04
Dec-04
Jan-05
Mar-05

Source: Factiva, Mergermarket, Capital IQ, Company filings
(1) Based on unaffected date of 2/4/05

Confidential

Alcon

# Novartis Failed to Quantify Substantial Revenue Synergy Opportunities

**Novartis announced that a full merger with Alcon could generate $300mm of cost synergies of which two-thirds could be realized prior to acquiring the Public Float**

**Novartis acknowledged revenue synergies, but did not quantify them**

**Alcon's minority shareholders deserve an appropriate premium for the synergy value imbedded in their stake in the Company**

- The Alcon Independent Director Committee (the "IDC") sought input from Alcon management with respect to synergies
  - The IDC agrees with Novartis' view of cost synergies
  - The IDC believes that revenue synergies exceed cost synergies
  - Novartis acknowledged the potential for revenue synergies but failed to quantify them
- Major sources of revenue synergies include:
  - Leveraging Alcon's and Novartis' share of voice with ophthalmologists and primary care physicians, respectively, to cross sell key products
  - Incremental sales of Lucentis and Visudyne outside the US
  - Co-promotion of CIBA's lenses with Alcon's lens solutions
  - Longer term ability to capitalize on Novartis' R&D platform for ophthalmic applications
- Novartis will not be able to achieve 2/3 of the synergies with 77% of the shares, as Novartis claims
  - Co-promotion or other agreements would require arms-length negotiations and approval of the IDC
  - Novartis could not fully rationalize sales forces or back office functions
  - In addition, it will take Novartis longer to realize any portion of the synergies absent total control

Alcon

# Review of Precedent Synergies

## Announced Synergies in Healthcare M&A Transactions

**Greenhill's analysis of announced synergies in similar healthcare M&A transactions(1) would imply total run-rate synergies of $1.0bn - $1.4bn**

- A review of announced synergies in historical Healthcare M&A deals suggests the following targets for aggregate synergy realization:
  - 3-4% of enterprise value
  - 15-20% of target revenue
  - 25-30% of target operating expenses
- Applying similar ranges to Alcon statistics implies that fully realized synergy potential from an Alcon / Novartis merger could reach $1.0bn - $1.4bn

**Implied Alcon Run Rate Synergies Based on Precedent Transactions**

*($ in millions)*

| | Applicable Alcon Metric | Range of Estimated Synergy % | | | Implied Run Rate Synergies | | |
|---|---|---|---|---|---|---|---|
| 2009E Revenue | $6,350 | 15.0% | - | 20.0% | $953 | - | $1,270 |
| 2009E Operating Expenses | 2,583 | 25.0% | - | 35.0% | 646 | - | 904 |
| Enterprise Value (as of 12/31) | 47,698 | 3.0% | - | 4.0% | 1,431 | - | 1,908 |
| | | | | Average | $1,010 | | $1,361 |

(1) Based on selected pharmaceutical and biotech transactions since 2000 greater than $1.0 billion
Source: Greenhill estimates

Confidential

Alcon

# Table of Contents

Confidential

Alcon

Novartis Analysis Fundamentally Flawed

# Summary of Novartis' Unaffected Share Price Analysis

**In support of its $153 bid for Alcon's public float, Novartis publicly released its supporting calculations of Alcon's unaffected share price of $137 per share**

**There are several fundamental flaws in this analysis**

- Novartis asserts that Alcon's share price has traded with a takeout premium due to market speculation
- As a result, Novartis considered three methodologies to calculate an implied unaffected Alcon share price to serve as the basis for their recent bid for the public float
- Novartis then applied a 12% squeeze-out premium to their unaffected price to arrive at an offer price of $153 per share

**Overview of Novartis' Unaffected Share Price Calculation Methodologies**

| | |
|---|---|
| **Methodology 1** | ▪ This methodology postulates that since Alcon's consensus earnings forecasts have declined since the original Nestle/Novartis agreement was signed in April 2008 that Alcon's share price value should commensurately decline<br>▪ This methodology assumes that Alcon should trade in line with reductions in its EPS expectations at either:<br>▸ The same P/E multiple at which it traded in April 2008; or<br>▸ A P/E that has been adjusted for subsequent market multiple declines |
| **Methodology 2** | ▪ This methodology assumes that Alcon's share price should have traded down in concert with various healthcare and other sector indices chosen by Novartis |
| **Methodology 3** | ▪ This methodology is based on selected excerpts from selected Wall Street analyst commentary on an unaffected Alcon share price |

Confidential

Alcon

Novartis Analysis Fundamentally Flawed

# Analysis of Novartis' Unaffected Share Price Analysis

## Methodology 1

**Novartis' first methodology is fundamentally flawed, as it applies trading multiples across inconsistent time periods**

**In addition, Novartis has also applied discounted multiples to Alcon's earnings. We address in the following pages why this also does not make sense, apart from the timing differences noted to the right**

- On April 4, 2008, Novartis' price of $143.18 for the Step 1 shares represented 22.7x 2008E P/E, 19.8x 2009E P/E, 17.7x 2010E P/E and 15.8x 2011E P/E multiples at the time
- In calculating the unaffected share price Novartis applied these multiples to the EPS estimates as of 12/31/09 for their respective periods, arriving at an average price of approximately $133

**Novartis Unaffected Share Price Calculation**

| | Implied Multiple at 4/4/08 | EPS at 12/31/09 (1) | Implied Unaffected Price April 2008 P/E |
|---|---|---|---|
| 2008 EPS Median Estimate (Current Yr) | 22.7x | $6.00 | $136.36 |
| 2009 EPS Median Estimate (Second Yr) | 19.8x | 6.70 | 132.87 |
| 2010 EPS Median Estimate (Third Yr) | 17.7x | 7.41 | 131.47 |
| 2011 EPS Median Estimate (Fourth Yr) | 15.8x | 8.25 | 130.24 |
| | | Mean | $132.73 |

- This analysis is flawed in two respects:
  - First, it applies a 3-year forward multiple (2010E 17.7x P/E) to 1-year forward earnings
  - Second, two of the four calculations consider historical periods rather than the future periods which form the basis for today's valuation
- By matching up the 1-year and 2-year forward multiples as of April 4, 2008 with the 1-year and 2-year forward EPS estimates as of 12/31/09 we arrive at an unaffected share price of approximately $166 and remove the time inconsistency

**Adjusted Unaffected Share Price Calculation**

| | 4/4/08 Implied Multiples Applied Today | EPS at 12/31/09 (1) | Implied Unaffected Price April 2008 P/E |
|---|---|---|---|
| 2010 EPS Median Estimate (Current Yr) | 22.7x | $7.41 | 168.41 |
| 2011 EPS Median Estimate (Second Yr) | 19.8x | 8.25 | 163.61 |
| | | Mean | $166.01 |

Note:
(1) EPS estimates are IBES Consensus median estimates. 2008 EPS is actual adjusted EPS as reported by Alcon
Source: FactSet

Alcon

# Analysis of Novartis' Unaffected Share Price Analysis

## Methodology 2

**Novartis' second methodology is flawed because it compares Alcon to broad healthcare indices, the constituents of which are fundamentally different than Alcon**

- **The market has afforded Alcon a premium valuation since its IPO for numerous fundamental factors**

**Novartis also applies discounted multiples from this analysis to the preceding methodology, which is not appropriate for the same reason**

- Novartis observes that a number of broad healthcare, pharma and device indices have declined since April 4, 2008
  - Asserts that Alcon should have declined in line with these indices
- However, correlating Alcon's performance to these indices is inappropriate as Alcon has consistently outperformed these indices since its IPO
  - Alcon is the a clear market leader in nearly all of its businesses (surgical, pharmaceutical, and consumer)
    - The largest global sales and marketing infrastructure in ophthalmology
    - Only public company of scale that focuses almost exclusively on ophthalmology
    - Strong growth in emerging markets due to rising incomes and attractive cost/benefit proposition of eye care sector
    - Less susceptible to reimbursement pressure in the U.S. due to geographic and channel diversity
  - Alcon has exceeded analyst estimates 27 of 30 quarters since its IPO
  - Industry index constituents are weighted toward less-attractive sub-sectors such as cardiac and orthopedics, which have experienced recent negative secular trends
  - Index comparison also fails to account for Alcon's product pipeline, and its track record of bringing new products to market relative to other index constituents

Confidential

Novartis Analysis Fundamentally Flawed

# Analysis of Novartis' Unaffected Share Price Analysis

## Methodology 2 (cont.) – Alcon versus Healthcare Indices

**While Novartis is correct in asserting general healthcare indices experienced price declines from 4/4/08 – 12/31/09, Alcon's historical share price CAGR exceeds comparable indices by over 20% per year**

**If Alcon's share price outperformed these indices consistent with previous experience, Alcon's implied unaffected price would have been close to $200 per share at 12/31/09**

**We are not suggesting that the unaffected price is $200, rather that the Novartis methodology is fundamentally flawed**

### Indexed Share Price Performance versus Healthcare Indices[1]



460
400
340
280
220
160
100
40
Mar-02
Mar-03
Mar-04
Mar-05
Mar-06
Mar-07
Apr-08
327.2%
149.8%
83.9%
46.9%
30.5%
(4.2%)
(15.5%)
(20.0%)
(26.8%)
Alcon
S&P Pharmaceutical
S&P Healthcare Equipment & Services
Bloomberg Americas Health Care Products
Russell Growth Drugs & Pharmaceuticals
S&P Healthcare
S&P Pharmaceutical & Biotech
Bloomberg San Diego Medical Device Manufacturers
Russell Value Medical & Dental Instruments & Supplies

Note:
(1) Includes only the indices referenced in the Novartis analysis entitled "Summary Assessment of Alcon's Unaffected Share Price" that have existed since Alcon's initial public offering

Confidential

Alcon

## Novartis Analysis Fundamentally Flawed

# Analysis of Novartis' Unaffected Share Price Analysis

### Methodology 3 – Analyst Commentary on Alcon Takeout Price

**Novartis' third methodology was to select three analysts who allude to an "unaffected price" in their research and average them**

- **Only reflects views of 3 of 12 covering analysts so it does not represent a consensus view**
- **Alcon has consistently exceeded analyst expectations and the trend has been steady upwards earnings revisions; the BMO analyst even suggests this to be the case, undercutting his own view of unaffected value**
- **As a result of Alcon's historical performance, the market has higher expectations than street estimates, and therefore has been willing to pay a premium value for the stock**

**In fact, each of the three analysts highlighted by Novartis also predicted a squeeze-out at or above the $181 level, suggesting that the minority shareholders should be paid for synergy value**

- Three Analysts made comments on unaffected price, as well as important comments about a squeeze-out
  1. BMO (11/10/09) – "We believe that if ACL were revalued based on current forward EPS estimates, the probability is that the stock multiple would contract to 17-18x from 19x to $130-$137"
     - However, the analyst also said the following about a squeeze-out
       - *"…we believe that the odds are high that Nestle will sell its 52% stake in ACL to Novartis, possibly as soon as the 1Q2010 and that Novartis will purchase the 25% public ACL float at the price of at least $181…"*
       - *"Per our discussion above, <u>should Novartis wait too long, and Alcon continue to execute as it has over the last two quarters, $181 may end up being too low versus the fundamental analysis of the stock's value</u>."*
  2. UBS (12/2/09) – "We calculate…the $140 Alcon share price that we regard as fair value (Alcon's Friday closing price was $148, $8 we believe was attributable to takeover speculation)"
     - However, the analyst also said the following about a squeeze-out
       - *"Given $686m of synergies NVS can afford to pay $235.8 per minority share"*
       - *"Our synergy analysis shows that Alcon's minorities are worth up to $235.8 per share to Novartis and thus too attractive to leave publicly traded."*
  3. JPMorgan (12/29/09) – "Fundamentally, we value Alcon closer to $140, which is based on 17x our 2011 EPS estimate. This is a 20% premium to the current MedTech group multiple of 13.6x (2010 est)"
     - However, the analyst also said the following about a squeeze-out
       - *"This price target [of $181] assumes that Nestle puts its remaining 52% stake in Alcon to Novartis in January for $181, and that the public shares trade higher in anticipation of a potential takeout."*
- Of the research reports cited by Novartis, 8 analysts weighed in on take-out price and 2 referenced an expected synergy range
  - Range of take-out value: $168 – $217, with 7 of 8 analysts at $181 or above
  - Range of synergies: $400mm – $686 mm